Exhibit 99.1
Medifast, Inc. Announces Fourth Quarter and Full Year 2021 Financial Results

BALTIMORE, Feb. 23, 2022 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights Compared to the Prior-Year Period
•Revenue increased 42.6% to $377.8 million
•35.3% growth in the number of active earning OPTAVIA Coaches to 59,800
•Revenue per active earning OPTAVIA Coach increased 6.6% to $6,321
•Net income increased 21.5% to $34.0 million
•Earnings per diluted share (“EPS”) of $2.91, an increase of 23.3%

Full Year 2021 Highlights Compared to the Prior-Year Period
•Revenue increased 63.2% to $1.526 billion
•Net income increased 59.5% to $164.0 million
•EPS of $13.89, an increase of 60.0%
•Cash, cash equivalents and investment securities of $109.5 million and the company remains free of interest-bearing debt as of December 31, 2021

“2021 was another outstanding year for Medifast, with record revenue and earnings fueled by continued growth across our independent OPTAVIA Coaches and Clients. We’ve now established ourselves as the market leader by dollar share in the U.S. weight management market, and are now building the foundations of our approach to the broader health and wellness sector,” said Dan Chard, Chairman and Chief Executive Officer of Medifast. “We have a highly differentiated coach-centric model that is consistently helping consumers achieve their health goals, and this gives us permission for deeper and even more meaningful engagement across multiple platforms. Our investment in innovation is enabling us to make our offer more attractive to increasing numbers of independent OPTAVIA Coaches and Clients, and will unlock opportunities for new service and subscription offers. The transformation of our approach to both technology and our supply chain delivers results in the short-term, but also builds the solid foundations from which we will drive rapid growth and long-term value for all stakeholders.”

Fourth Quarter 2021 Results
Fourth quarter 2021 revenue increased 42.6% to $377.8 million from $264.9 million for the fourth quarter of 2020. The total number of active earning OPTAVIA Coaches increased 35.3% to 59,800 compared to 44,200 for the fourth quarter of 2020. The average revenue per active earning OPTAVIA Coach was $6,321 compared to $5,932 for the fourth quarter of 2020, an increase of 6.6%. The year-over-year growth in revenue was primarily driven by the continued growth in active earning OPTAVIA Coach count and increase in the productivity per active earning OPTAVIA Coach.

Gross profit increased 39.7% to $278.3 million from $199.2 million for the fourth quarter of 2020. The increase in gross profit was primarily attributable to higher revenue. The Company’s gross profit as a percentage of revenue was 73.7% compared to 75.2% in the fourth quarter of 2020. The decrease in gross profit as a percentage of revenue was due to the impact of inflation on product and shipping costs.

Selling, general, and administrative expenses (“SG&A”) increased 43.5% to $231.4 million compared to $161.3 million for the fourth quarter of 2020, primarily due to higher OPTAVIA Coach compensation expense, increased salaries and benefits related expenses, incremental costs related to continued investment in information technology and distribution, and increased credit card fees resulting from higher sales. As a percentage of revenue, SG&A increased 40 basis points year-over-year to 61.3% of revenue, as compared to 60.9% for the fourth quarter of 2020.

Income from operations increased 23.4% to $46.8 million from $38.0 million in the prior-year period. As a percentage of revenue, income from operations was 12.4% for the fourth quarter of 2021 compared to 14.3% in the prior-year period.

The effective tax rate was 27.2% for the fourth quarter of 2021 compared to 26.0% in the prior-year period. The increase in the effective tax rate was primarily driven by an increase in the state income tax rate and the limitation on executive compensation partially offset by the tax benefit of stock compensation.

In the fourth quarter of 2021, net income was $34.0 million, or $2.91 per diluted share, based on approximately 11.7 million shares of common stock outstanding. In the fourth quarter of 2020, net income was $28.0 million, or $2.36 per diluted share, based on approximately 11.9 million shares of common stock outstanding.

Full Year Fiscal 2021 Results

For the fiscal year ended December 31, 2021, revenue increased 63.2% to $1.526 billion compared to revenue of $934.8 million in 2020.

Net income for 2021 was $164.0 million, or $13.89 per diluted share, based on approximately 11.8 million shares outstanding. This compares to 2020 net income of $102.9 million, or $8.68 per diluted share, based on approximately 11.9 million shares outstanding.

Balance Sheet

The Company’s balance sheet remains strong with cash, cash equivalents and investment securities of $109.5 million as of December 31, 2021 compared to $174.5 million at December 31, 2020.

The company declared a quarterly cash dividend of $16.8 million, or $1.42 per share, that was paid on February 8, 2022. Also during the fourth quarter of 2021, the Company used $10 million to repurchase approximately 47,209 shares of common stock, bringing the full year repurchase total for 2021 to $56.0 million. There were approximately 2.1 million shares remaining under the Company’s stock repurchase program as of December 31, 2021.

Outlook

The Company expects full-year 2022 revenue to be in the range of $1.72 billion to $1.79 billion and full-year 2022 diluted EPS to be in the range of $14.50 to $16.00. The full-year 2022 earnings guidance assumes a 24.25% to 25.25% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Wednesday, February 23, 2022 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/44607, and will be archived online and available through March 2, 2022. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, February 23, 2022, through March 2, 2022. Participants can dial (877) 344-7529 to hear the playback and enter passcode 4751845.

About Medifast:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of Coaches and a Community to help Clients achieve Lifelong Transformation, One Healthy Habit at a Time®. Based on more than 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of independent OPTAVIA Coaches has impacted more than 2 million lives and teaches Clients how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast was recognized in 2020 and 2021 as one of FORTUNE's 100 Fastest-Growing Companies and was named to Forbes' 100
Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems, disruptions in Medifast’s supply chain, Medifast’s inability to continue to develop new products, effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches, Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches, the departure of one or more key personnel, Medifast’s inability to protect against online security risks, to protect its brand, to protect against product liability claims, Medifast’s planned growth into domestic and international markets, adverse publicity associated with Medifast’s products, Medifast’s inability to continue declaring dividends, fluctuations of Medifast’s common stock market price, the impact of the COVID-19 pandemic on Medifast’s results, the severity, length and ultimate impact of the COVID-19 pandemic on people and economies, increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, or climate change, activist investors, regulatory changes, inflation, labor shortages, market conditions and resulting impact on consumer spending, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.
Reed Anderson
InvestorRelations@medifastinc.com
(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
Quarters and Years Ended December 31, 2021 and 2020
(U.S. dollars in thousands, except per share amounts & dividend data)

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 31, 2021 and 2020
(U.S. dollars in thousands, except par value)

2021	2020
ASSETS		
Current Assets		
Cash and cash equivalents	$ 104,183	$ 163,723
Inventories	180,043	53,392
Investment securities	5,361	10,752
Income taxes, prepaid	945	-
Prepaid expenses and other current assets	16,334	6,447
Total current assets	**306,866**	**234,314**
Property, plant and equipment - net of accumulated depreciation	56,131	27,633
Right-of-use assets	24,457	10,508
Other assets	6,468	2,937
Deferred tax assets	4,404	692
TOTAL ASSETS	**$ 398,326**	**$ 276,084**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts payable and accrued expenses	$ 163,309	$ 107,677
Current lease obligations	6,523	3,673
Total current liabilities	**169,832**	**111,350**
Lease obligations, net of current lease obligations	26,020	7,488
Total liabilities	**195,852**	**118,838**
Commitments		
Stockholders' Equity		
Common stock, par value $.001 per share: 20,000 shares authorized; 11,594 and 11,822 issued and 11,593 and 11,772 outstanding at December 31, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	12,018	7,842
Accumulated other comprehensive income	111	41
Retained earnings	190,333	154,351
Less: treasury stock at cost, 0 and 46 shares at December 31, 2021 and December 31, 2020, respectively	-	(5,000)
Total stockholders' equity	**202,474**	**157,246**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$ 398,326**	**$ 276,084**